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EXHIBIT 4.6

FINANCIAL ADVISORY AGREEMENT

        This Agreement is made and entered into as of the closing date of the PPM between GrayMark Productions, Inc. (the "Company") and Viewtrade Financial (the "Financial Advisor").

WITNESSETH:

        WHEREAS, The Company is seeking financial advice regarding business and financing activities; and

        WHEREAS, the Financial Advisor is willing to furnish business and financial related advice and services to the Company on the terms and conditions hereinafter set forth.

        THEREFORE, in consideration of the mutual terms and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

        1.    Purpose.    The Company hereby engages the Financial Advisor on a non-exclusive basis for the term specified in this Agreement to render financial advisory consulting advice to the Company as an investment banker relating to financial and similar matters upon the terms and conditions set forth herein.

        2.    Representations of the Financial Advisor and the Company.    The Financial Advisor represents and warrants to the Company that (1) it is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and that it is engaged in the securities brokerage business; (2) in addition to its securities brokerage business, the Financial Advisor provides consulting advisory services; and (3) it is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Financial Advisor is bound. The Company acknowledges that the Financial Advisor is in the securities business and may provide financial services and consulting advice (of the type contemplated by this Agreement) to others and that nothing herein contained shall be construed to limit or restrict the Financial Advisor in providing financial services to others, or rendering such advice to others.

        3.    Duties of the Financial Advisor.    During the term of this Agreement, the Financial Advisor will provide the Company with consulting advice as specified below at the request of the Company, provided that the Financial Advisor shall not be required to undertake duties not reasonably within the scope of the consulting advisory service in which the Financial Advisor is generally engaged. In performance of these duties, the Financial Advisor shall provide the Company with the benefits of its best judgment and efforts, and the Financial Advisor cannot and does not guarantee that its efforts will have any impact on the business of the Company or that any subsequent improvement will result from the efforts of the Financial Advisor. It is understood and acknowledged by the parties that the value of the Financial Advisor's advice is not measurable in any quantitative manner, and that the amount of time spent rendering such consulting advice shall be determined according to the Financial Advisor's discretion.

        The Financial Advisor's duties may include, but will not necessarily be limited to rendering the following services to the Company:

          a)    Study and review the business, operations, historical financial performance of the Company (based upon management's forecast of financial performance) so as to enable the Financial Advisor to provide advice to the Company;

          b)    Assist the Company in attempting to formulate the optimum strategy to meet the Company's working capital and capital resources needs during the period of this Agreement;

          c)     Assist in the formulation of the terms and structure of any reasonable proposed business combination transaction involving the Company ("Transaction");

          d)    Assist in any presentation to the Board of Directors of the Company as requested, in connection with a proposed Transaction; and

          e)    Advise the Company as to the expected reaction of the financial community to any Transaction and assist in determining the optimum means of communicating the pertinent aspects, such as strategic considerations, benefits to the Company and financial impact, to the financial community.

          f)     Assist the Company in the preparation of press releases and other communications with the investment community.

        4.    TERM.    The term of this Agreement shall be for one (1) year commencing from the date of this Agreement ("Commencement Date"); provided, however, that this Agreement may be renewed or extended upon such terms and conditions as may be mutually agreed upon by the parties hereto.

        This Agreement shall terminate, however, in the event that (1) the Financial Advisor is no longer a member in good standing of the NASD; (2) proceedings have been initiated against the Financial Advisor by a regulatory agency which has resulted in a determination of a violation of applicable securities laws, and which, in the judgment of counsel to the Company and counsel to the Financial Advisor, requires disclosure in any registration statement or other financing document in which the Company is then involved; or (3) the Financial Advisor commits acts of willful misconduct in the performance of its duties hereunder, after written notice and an opportunity to cure.

        5.    Financial Advisory Fee.    Upon the execution of this Agreement, the Company shall sell to the Financial Advisor and/or persons designated by the Financial Advisor ("holders"), common stock in an amount equal to 4.90% of the Company's shares outstanding following the closing of the PPM and issued as Restricted Stock (the "Shares"), at a purchase price of $.0001 per share or par value per share, whichever is lower.

        If during the period for five (5) years from the date of this Agreement, the Company shall register any of its securities for sale pursuant to a Registration Statement under the Act, or file a Notification on Form 1-A, or otherwise register securities under the Act (collectively the "Registration Documents"), the Company shall be required to offer all of the holders of the Shares the opportunity to register the Shares without cost to the holders thereof. In connection with these piggyback registration rights, the Company shall give all of the holders of the Shares notice by registered mail at least thirty (30) business days prior to the filing of each such Registration Document. If the Financial Advisor and/or other holders of the Shares notify the Company within twenty (20) days after receipt of any such notice of its or their desire to include any of such Shares in such proposed Registration Documents, the Company shall afford the Financial Advisor and such holders of such Shares the opportunity to have any Shares registered under such Registration Documents. This provision shall not apply to any Registration Documents filed by the Financial Advisor, or any Public Offering of the Company's securities conducted by the Financial Advisor.

        In addition, the holders of Shares representing more than 50% of such Shares at that time outstanding shall have the right, exercisable by written notice to the Company, to have the Company prepare and file with the Commission, on two occasions, a registration statement and/or such other documents, including a prospectus, and/or any other appropriate disclosure document (including a registration statement on Form S-B) as may be reasonably necessary in the opinion of both counsel for the Company and counsel for the Financial Advisor and holders, in order to comply with the provisions of the Act, so as to permit a public offering and sale of the Shares for nine (9) consecutive months (or such longer period of time as permitted by the Act) by such holders and any other holders of any of the Shares who notify the Company within ten (10) days after being given notice from the Company of such request ("Demand Registration"). The Company shall be responsible for all costs and expenses in connection with the registration of the Shares. A Demand Registration shall not be counted as a Demand Registration hereunder until such Demand Registration has been declared effective by the SEC and maintained continuously effective for a period of at least nine months or such shorter period when all Shares included therein have been sold in accordance with such Demand Registration, provided that a Demand Registration shall be counted as Demand Registration hereunder if the Company ceases its efforts in respect of such Demand Registration at the request of the majority holders making the demand for a reason other than a material and adverse change in the business, assets, prospects or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

        6.    Financing Fee.    In the event the Financial Advisor effects, underwrites, introduces, or otherwise participates in effecting a Financing by offering or selling any of the securities of the Company in a private or public debt and/or equity transaction, pursuant to which the Company obtains financing or other consideration, the Financial Advisor shall receive a Financing Fee in addition to the Financial Advisory Fee and any other fee to be received pursuant to this Agreement, which shall be mutually determined between the Company and the Financial Advisor at the time of any such Financing.

        7.    Right of First Refusal.    For a period of one (1) year from the date of this Agreement, in the event the Company wishes to engage in a Financing by offering, selling and/or issuing any of its securities in a private or public debt and/or equity transaction, the Financial Advisor shall have a right of first refusal to act as manager or Co-manager or participate with respect to any such public or private sale of any securities of the Company or any of its subsidiaries. In connection with such right, the Company agrees to furnish the Financial Advisor with the terms and conditions of any bona fide proposed private or public sale of securities to be made by it or any of its subsidiaries, and the name and address of any person, entity, broker or dealer proposing to effectuate such sale, together with all compensation terms. The Financial Advisor shall have the right within twenty (20) days from such notification by the Company to notify the Company whether the Financial Advisor will exercise its right to effect such proposed financing. In the event the Financial Advisor declines to exercise its right of first refusal, such action shall only relate to the financing and terms and conditions contained in the specific notice furnished to the Financial Advisor and not to any other proposed financing thereafter. In the event the Financial Advisor declines to exercise the right of first refusal on two (2) occasions, the right of first refusal granted to the Financial Advisor shall terminate. In the event the Financial Advisor agrees to act as manager or participates with respect to a public or private sale of any securities of the Company or any of its subsidiaries, the Company and the Financial Advisor shall agree on the financing fee the Financial Advisor is to receive in connection with effecting or participating in any such financing, which fee shall be exclusive of any other fee contained in this Agreement.

        8.    Business combination Finder's Fee.    For a period of one (1) year from the date of this Agreement and six (6) months after the termination of this Agreement, in the event the Financial Advisor introduces to the Company another party or entity, in writing, and that as a result of such introduction, a transaction between such entity and the Company is consummated, then the Company shall pay to the Financial Advisor a Finders Fee as follows:

  a.
  Five percent (5%) of the first $1,000,000 of the consideration paid in such transaction;
  b.
  Four percent (4%) of the consideration in excess of $1,000,000 and up to $2,000,000;
  c.
  Three percent (3%) of the consideration in excess of $2,000,000 and up to $3,000,000;
  d.
  Two percent (2%) of any consideration in excess of $3,000,000 and up to $4,000,000; and
  e.
  One percent (1%) of any consideration in excess of $4,000,000.

        The Finder's Fee due the Financial Advisor shall be paid by the Company in cash and/or in stock at the closing of the Transaction as mutually agreed between the Company and the Financial Advisor, without regard to whether the Transaction involves payments in cash, in stock, or a combination of stock and cash, or is made on an installment sale basis. By way of example, if the Transaction involved securities of the acquiring entity (whether securities of the Company, if the Company is the acquiring party, or securities of another entity, if the Company is the selling party) having a value of $5,000,000, the consideration to be paid by the Company to the Financial Advisor at closing shall be $150,000.

        In the event that for any reason the Company shall fail to pay to the Financial Advisor all or any portion of the Finder's Fee payable hereunder when due, interest shall accrue and be payable on the unpaid balance due hereunder from the date when first due through and including that date when actually collected by the Financial Advisor, at a rate equal to two (2) points over the prime rate of Citibank, N.A. in New York, New York, computed on a daily basis and adjusted as announced from time to time.

        Notwithstanding anything herein to the contrary, if the Company shall, within 180 days immediately following the termination of this Agreement, conclude a Transaction with any party introduced by the Financial Advisor to the Company prior to the termination of this Agreement, the Company shall also pay the Financial Advisor the Finder's Fee determined above.

        9.    Transfer Sheets and Depository Trust Company Reports.    The Company shall direct the Company's transfer agent to furnish the Financial Advisor with weekly transfer sheets as to each of the Company's securities as prepared by the Company's transfer agent and copies of lists of stockholders and warrant holders as reasonably requested by the Financial Advisor, for a three (3) year period commencing from the date of this Agreement.

        In addition, the Company shall cause the Depository Trust Company, or such other depository of the Company's securities, to furnish the Financial Advisor with a "special security position report" as reasonably requested by the Financial Advisor at the expense of the Company, for a three (3) year period from the date of this Agreement.

        10.    Expenses.    In addition to the fees payable hereunder, the Company shall reimburse the Financial Advisor, within five (5) business days of its request, for any and all reasonable out-of-pocket expenses incurred in connection with the services performed by the Financial Advisor and its counsel pursuant to this Agreement, including (1) reasonable hotel, food and associated expenses; (2) reasonable charges for travel; (3) reasonable long-distance telephone calls; and (4) other reasonable expenses spent or incurred on the Company's behalf. All such expenses in excess of $500 shall be pre-approved by the Company.

        11.    Use of Advice by the Company: Public Market for the Company's Securities.    The Company acknowledges that all opinions and advice (written or oral) given by the Financial Advisor to the Company in connection with the engagement of the Financial Advisor are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of the Financial Advisor to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to the Financial Advisor, or use of the Financial Advisor's name in any annual reports or any other reports or releases of the Company without the prior written consent of the Financial Advisor.

        The Company acknowledges that the Financial Advisor makes no commitment whatsoever as to making a public trading market in the Company's securities or to recommending or advising its clients to purchase the Company's securities. The Company hereby represents that it understands that the Financial Advisor has not agreed to make a market in and/or market such securities and that the Financial Advisor may never do so. The Company hereby represents and acknowledges that any payment made pursuant to this agreement is not compensation for the purpose of making a market in the Company's securities or to cover out-of-pocket expenses for making a market in the Company's securities or for submitting an application to make a market in the Company's securities. Research reports or corporate finance reports that may be prepared by the Financial Advisor will, when and if prepared, be done solely on the merits or judgment and analysis of the Financial Advisor or any senior corporate finance personnel of the Financial Advisor.

        12.    Company Information.    The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, the Financial Advisor will use and rely on data, material and other information furnished to the Financial Advisor by the Company. The Company acknowledges and agrees that in performing its services under this engagement, the Financial Advisor may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same. In addition, in the performance of its services, the Financial Advisor may look to such others for such factual information, economic advice and/or research upon which to base its advice to the Company hereunder as the Financial Advisor shall in good faith deem appropriate. The parties further acknowledge that the Financial Advisor undertakes no responsibility for the accuracy of any statements to be made by Company management contained in press releases or other communications, including, but not limited to, filings with the Securities and Exchange Commission and the NASD.

        13.    Indemnification.    In the performance of its services, the Financial Advisor shall be obligated to act only in good faith, and shall not be liable to the Company for errors in judgment not the result of willful misconduct. The Company shall indemnify and hold harmless the Financial Advisor against any and all liabilities, claims, lawsuits, including any and all awards and/or judgments to which it may become subject under the Securities Act of 1933, (the "Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act") or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including costs, expenses, awards and/or judgments) arise out of, or are in connection with the services rendered by the Financial Advisor or any transactions in connection with this Agreement, except for any liabilities, claims and lawsuits (including awards and/or judgments), arising out of willful misconduct or willful omissions of the Financial Advisor. In addition, the Company shall also indemnify and hold harmless the Financial Advisor against any and all reasonable costs and expenses, including reasonable counsel fees, incurred relating to the foregoing.

        The Financial Advisor shall give the Company prompt notice of any such liability, claim or lawsuit which the Financial Advisor contends is the subject matter of the Company's indemnification and the Company thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and/or authorities.

        The Financial Advisor shall indemnify and hold the Company harmless against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which it may become subject under the Act, the 1934 Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including costs, expenses, awards and/or judgments) arise out of, or are based upon willful misconduct or willful omissions of the Financial Advisor. In addition, the Financial Advisor shall also indemnify and hold the Company harmless against any and all reasonable costs and expenses, including reasonable counsel fees, incurred relating to the foregoing.

        The Company shall give the Financial Advisor prompt notice of any such liability, claim or lawsuit which the Company contends is the subject matter of the Financial Advisor's indemnification and the Financial Advisor thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and/or authorities.

        14.    The Financial Advisor as an Independent Contractor.    The Financial Advisor shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that the Financial Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

        15.    Miscellaneous.

        (a)   This Agreement between the Company and the Financial Advisor constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

        (b)   Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent postage prepaid by certified or registered mail, return receipt requested, to the respective parties as set forth below, or to such other address as either party may notify the other in writing:

If to the Company:	Gray Frederickson, CEO GrayMark Productions, Inc. 2500 South McGee Drive, Suite 147 Norman, OK 73072
If to the Financial Advisor:	James St. Clair, CFO Viewtrade Financial 7280 W Palmetto Park Rd., Ste. 105 Boca Raton, FL 33433

        (c)   This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

        (d)   This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

        (e)   No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto.

        (f)    This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in Palm Beach County, Florida, and they hereby submit to the exclusive jurisdiction of the courts of the State of Florida located in Palm Beach County, Florida and of the federal courts in the Southern District of Florida with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in sub-paragraph (b) above.

        (g)   This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Financial Advisor.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

Very truly yours,
GrayMark Productions, Inc.
BY:	/s/ GRAY FREDERICKSON Gray Frederickson, CEO
Viewtrade Financial
BY:	/s/ JAMES ST. CLAIR James St. Clair, CFO

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FINANCIAL ADVISORY AGREEMENT